UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 5, 2017

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 5, 2017, Extreme Networks, Inc. (the "Company") approved and on January 6, 2017 began executing a plan to re-align the Company’s resources to take advantage of new growth opportunities as a result of the Company’s recent purchase of the wireless LAN business of Zebra Technologies Corporation (the “Plan”). The Plan is expected to reduce the overall costs of the Company and to accelerate the achievement of the Company’s 10% operating income margin target objectives. The Company expects to incur charges in the range of $6 to $8 million in connection with the Plan. Upon completion of the Plan, the potential savings expected to be achieved as a result of reduced employee related expenses and lower operating costs will yield annualized savings of approximately $8 million. The costs associated with this Plan primarily include employee severance and benefits expenses.  The amount and timing of the actual charges may vary due to required consultation activities with certain employees as well as compliance with statutory severance requirements in local jurisdictions.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the expected nature, timing and benefits of certain reductions to the Company’s workforce and the charges associated with such activities.  All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof.  These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the Company’s ability to implement the actions as planned; retention of key employees; and the possibility that benefits of the actions may not materialize as expected.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2017

EXTREME NETWORKS, INC.

By:	/s/ B. DREW DAVIES
B. Drew Davies Executive Vice President, Chief Financial Officer (Principal Accounting Officer)